Exhibit 10.15.2

Teleflex Incorporated
155 South Limerick Road
Limerick, PA 19468 USA
Phone: 610-948-5100
www.teleflex.com
Tony Kennedy
[ADDRESS OMITTED]
[ADDRESS OMITTED]

29 April 2013
Dear Tony
Changes to term and conditions of employment
Farther to our recent discussions, I am delighted to confirm your new position as Senior Vice President of Global Operations for Teleflex Incorporated (the “Parent Company”), regarding which the contract of employment entered into between you and Teleflex Medical Europe Ltd. (the “Company”), which was signed as of 27 September 2011 (the “Contract”), will apply henceforward as if made between you and the Parent Company, save for the changes below.
The following clauses in the Contract are replaced in their entirety.     For ease or reference I have followed the same numbering used in the Contract.

1. Job Title	With effect from 1 May 2013, your title will be Senior Vice President of Global Operations of the Parent Company. Your new position with the Parent Company will commence on 1 May 2013.
3. Commencement	For the avoidance of doubt, your employment with the Company commenced on 2 July 2007. Your new position with the Parent Company will commence on 1 May 2013.
7. Duties
You will have global responsibility for all aspects of manufacturing operations in Teleflex, including but not limited to: adherence with all regulatory, safety, and compliance standards; operating efficiency within established financial goals and performance expectations; product delivery to customer and/or R&D specifications; and overall management and development of the operations organization. During the course of your employment, it may be necessary to expand or amend your job duties, within the general scope of your position, or change your function within the Company or the Parent Company. The Company reserves the right to change your function and/or assign other job duties to you at any time, it being understood that you will not be assigned duties which you cannot reasonably perform.

8. Remuneration
Your basic salary is €251,680.00 per annum less statutory and agreed deductions. Salary is payable by direct debit, monthly in arrears. Salaries are reviewed at the Parent Company’s discretion. You have the right to request a written statement of your hourly rate of pay for any pay reference period falling within the previous twelve months.
In addition to your base salary, you may be considered for participation in the Parent Company’s Annual Incentive Award Program (“AIP”) with a target payout of 45%. The AIP is designed to provide an annual cash incentive award to eligible employees. Any potential award would be based on your performance and the performance of the Parent Company. The terms and conditions of the AIP will be determined by the Parent Company in its absolute discretion and may be amended or terminated by it at any time.
You will receive on a yearly basis €18,000 gross as a car allowance, paid in 12 monthly installments.
The Parent Company will be entitled to deduct from your salary or any other amounts which may be due to you by the Parent Company (including but not limited to wages, holiday pay, sick pay, pay in lieu of notice, incentive or bonus payments, allowances or expenses) any amounts that are owed by you to the Parent Company or any Group company. After giving you written notice and by you agreeing to the terms and conditions set out in the Contract and this letter, you consent to the deduction of such sums.

11. Retirement
Your normal retirement date will be your 65th birthday and this statement constitutes notice that your contract of employment will expire on that date (unless it has terminated at an earlier date) without any further notice being issued to you.

13. Life assurance benefit
You will be eligible for life assurance to the value of four times your basic salary. This benefit is currently insured with Friends First and is subject to the completion of such forms and the provision of such information as the Company and Friends First shall require. The cover will continue for as long as you are employed up to the retirement age of 65.

23. Post-termination restrictions
For the purposes of this clause:
“Affiliate” of any Person means any other Person that controls, is controlled by or is under common control with the first mentioned Person;
“Group” means the Parent Company and all Affiliates;
“Person” means an individual, a corporation or other entity or a government or governmental agency or institution, which may include a Restricted Competitor;
“Relevant Business” means the business or businesses from time to time carried on by the Group limited to the activities with which you are materially concerned or involved in the course of your employment during the 12 month period prior to the Termination Date;
“Restricted Area” means Ireland, the UK, Italy, Germany, Japan or any country in which the Group carries on a significant amount of Relevant Business at the Termination Date. For this purpose, a country shall be regarded as significant if at the Termination Date or in the most recent financial year of the Group derived at least 10 per cent of its revenues or pre-tax profits in that country, and you were materially involved in the Group’s activities in that country in the twelve months prior to the Termination Date;
“Restricted Competitor” means CR Bard, Covidian, Coloplast, Astratech, Smiths Medical, Intersurgical B Brawn, Vigon and/or Datascope, or any merged, acquiring or successor entity of any one of these organisations, or any third party that may, between the commencement of this Agreement and the Termination Date, acquire all or a substantial part of the assets or business of any one of these organisations;
“Termination Date” means the date on which your employment is terminated by either party.
23.1 You acknowledge:
(a) that the Group is in a unique and highly specialized business;
(b) that the Group’s market is international in scope with a limited number of competitors;
(c) that the Group possess a valuable body of confidential information;
(d) that the Group will give you access to confidential information in order to carry out your duties;
(e) that your duties include, without limitation, a duty of trust and confidence and a duty to act at all times in the best interests of the Group;
(f) that your knowledge of confidential information directly benefits you by enabling you to perform your duties;
(g) that unless required for the performance of your duties the disclosure of any confidential information to any actual or potential competitor of the Group will place the Group at a serious competitive disadvantage and would cause immeasurable (financial and other) damage to the Relevant Business;
(h) that if, on leaving the employment of the Parent Company, you were to hold any position in any actual or potential competitor to the Relevant Business, it could place the Group at a serious competitive disadvantage and would cause immeasurable (financial and other) damage to the Relevant Business.
23.2 Competition and Non-Solicitation
During the continuance of this Agreement and for a period of 12 months (such period to be reduced by such period spent on garden leave) from the Termination Date, whether terminated by the Parent Company or by you, you shall not within the Restricted Area, without the prior written consent of the Parent Company;
(a) directly or indirectly in any capacity either on your own behalf or in conjunction with or on behalf of any other Person;
(i) be engaged, concerned or interested in any capacity either on your own behalf or in conjunction with or on behalf of any other Person in the Relevant Business or in any business wholly or partly in competition with the Relevant Business;
(ii) solicit or entice or endeavor to solicit or entice away from the Parent Company or any Affiliate or employ any Person who was employed in a senior executive, supervisory, technical, sales or administrative capacity by the Parent Company or any Affiliate, at any time during the 12 months preceding the Termination Date;
(iii) directly or indirectly call on or solicit for the purpose of diverting or taking away from the Parent Company or any Affiliate (including, by divulging any confidential information to any competitor or potential competitor of the Parent Company or any Affiliate) any Person who is at the Termination Date, or at any time during the 12 month period prior to the Termination Date had been a material or regular customer of the Parent Company or any Affiliate with whom you had direct personal contact as a representative of the Parent Company or any Affiliate, or a potential material or regular customer whose identity is known to you at the Termination Date as one whom the Parent Company or any Affiliate was actively soliciting as a potential customer within 12 months prior to the Termination Date;
(iv) interfere or seek to interfere or take steps as may interfere with the continuance of supplies to the Parent Company or any Affiliate (or the terms relating to such supplies) from any Persons who are or who have been supplying components, materials, goods or services to the Parent Company or to any Affiliate at any time during the 12 month period immediately preceding Termination Date; or
(v) be engaged, concerned or interested in any Person who is or was at any time during the period of 12 months immediately preceding the Termination Date a significant or regular customer of or supplier to the Parent Company or any Affiliate, or who is or had been during the said 12 month period negotiating with the Parent Company for the supply of a significant volume of services or goods, if such engagement, concern or interest causes or would cause the supplier or customer to cease or materially to reduce its orders or contracts with, or the volume of goods and services received from the Parent Company or any Affiliate.
23.3 You acknowledge and agree as follows:
(i) that the restrictions set out in clause 23.2(a)(i) apply in the Restricted Area to Restricted Competitors only; and
(ii) that the list of Restricted Competitors does not represent the entirety of the market in which the Group and you are engaged and excludes a number of significant multinational competitors covering the markets that you are responsible for on behalf of the Parent Company and Group, and as such, the restrictions set out in this clause 23 do not in any way impact on your ability to obtain employment outside of the Parent Company or Group.
23.4 You agree that if during the continuance in force of the restrictions set out in this clause 23, you receive an offer of employment from any person, you will immediately provide that person with a complete and accurate copy of this clause.
23.5 You acknowledge that while it is the intention of the parties to this Agreement that the restrictions set out in this clause 23 are no greater than is necessary for the protection of the interests of the Parent Company and any affiliate, nevertheless in the event that any of the said restrictions be adjudged to be invalid or unenforceable by any court of competent jurisdiction but would be adjudged fair and reasonable if any part of the wording thereof were amended, modified, deleted or reduced in scope, then this clause shall apply with such amendments, modifications, deletions and reductions in scope as may be necessary to make them valid and effective.
23.6 Nothing contained in this clause 23 shall act to prevent you from using generic skills learnt while employed by the Parent Company in any business or activity which is not in competition with the Parent Company or Group.

In addition to the foregoing, your employment with the Parent Company will be on the basis that your prior service with the Company will be fully recognized. The Contract as amended by this letter, sets out your terms and conditions of employment with the Parent Company.
Finally, I would be grateful if you would, on or before May 1, 2013, sign this letter to confirm that you have read, understand and accept the terms and conditions set out above and the amendments to your contract.

Yours sincerely,

/s/ Cam Hicks

Cam Hicks
Vice President, Global Human Resources
For and on behalf of Teleflex Incorporated

I hereby agree to the variation of my contract set out in the latter above

Signed: /s/ Tony Kennedy
Dated: 30th day of March 2013